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                                                                    Exhibit 99.1

Company Press Release

ARTISTDIRECT INC. FILES SEC FORM 10-Q RELATING TO FIRST-QUARTER RESULTS

LOS ANGELES--(BUSINESS WIRE)--May 15, 2000--ARTISTdirect Inc. (Nasdaq:ARTD - news) today filed a Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2000.

As part of that filing, the company revised its previously announced financial results to reflect a one-time, non-cash effective dividend in connection with the adjustable conversion of the company's Series C Redeemable Preferred Stock upon completion of its initial public offering ("IPO") on March 31, 2000.

Net loss from operations was not affected by the non-recurring, non-cash effective dividend. Net loss attributable to common shareholders and loss per share includes the impact of the effective dividend, in accordance with generally accepted accounting principles.

As a result, pro forma net loss per share of $0.39, as previously announced, was revised to a pro forma net loss per share of $1.25. Results of future periods will not be affected as all of the company's redeemable preferred stock was converted to common stock in connection with the IPO.

About ARTISTdirect Inc.

The ARTISTdirect Network is an online music network that connects music artists and fans. The integrated network of Web sites offers multimedia entertainment content, music news and information, community around shared music interests and music-related commerce.

The ARTISTdirect Network consists of ARTISTdirect.com (www.artistdirect.com), home of the official channels that the company operates on behalf of artists; UBL.com (www.ubl.com), a music search engine on the Web; iMusic (www.imusic.com), an online community site where fans exchange music interests and commentary; DOWNLOADSdirect (www.downloadsdirect.com), a feature that enables users to download music from the ARTISTdirect Network and to upload their music and other information, Artist TV the Network's hub for broadband programming, and the ARTISTdirect Superstore, a retail site offering a wide selection of recorded music and artist merchandise.

Additionally, ARTISTdirect operates the ARTISTdirect Talent Agency and manages Kneeling Elephant Records. The company has offices in New York, Los Angeles, San Francisco and London. Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain projections or other forward-looking statements regarding future events or the future financial performance of ARTISTdirect that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. Potential risks and uncertainties that may affect future events and results include, among others, ARTISTdirect's unproven business model, increased competition in its industry, ARTISTdirect's ability to increase revenue from online product sales, advertising and other revenue streams, ability to increase visits to ARTISTdirect's site, ability to attract and retain artists, ability to offer compelling content, ability to fulfill online music and merchandise orders in a timely manner, ability to build brand recognition, ability to integrate acquisitions of technology and other businesses, ability to protect and/or obtain intellectual property rights, and ability to manage growth. More information about potential factors that could affect the company's business and financial results is included in the documents filed by ARTISTdirect with the SEC, including its Registration Statement on Form S-1 and all amendments thereto.

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                                ARTISTdirect INC.
                      Consolidated Statements of Operation
                  (amounts in thousands, except for share data)
                                   (Unaudited)


                                        Three months ended March 31,
                                          2000               1999
Net revenue:
  Online product sales                $      2,029       $      1,016
  Advertising and other                      1,797                381
  Agency commissions                           545                130
  Record label                                 126                171

    Total net revenue                        4,497              1,698

Cost of revenue:
  Direct cost of product sales               1,921                901
  Other cost of revenue                      1,633                395
  Stock-based compensation                   2,793                 --

    Total cost of revenue                    6,347              1,296
    Gross profit (loss)                     (1,850)               402

Operating expenses:
  Product development                          807                191
  Sales and marketing                        5,117                777
  General and administrative                 3,660              1,308
  Amortization of stock-based
   compensation                               (366)               802
  Depreciation and amortization              1,174                 88
  Loss from operations                     (12,242)            (2,764)

  Income from equity investment                 --                 33

  Interest income, net                       1,055                 12

      Net loss                        $    (11,187)      $     (2,719)
Dividends on redeemable
 preferred securities                          963                121
Beneficial conversion feature
 on redeemable preferred stock              24,375                 --
Net loss attributable to
 common shareholders                  $    (36,525)      $     (2,840)

Basic and diluted loss per share      $      (2.45)               N/A

  Weighted average common shares
   outstanding                          14,901,505                N/A
Pro forma loss per share              $      (1.25)      $      (0.16)
  Pro forma weighted average
   common shares outstanding            28,489,648         16,649,626

Contact:
     ARTISTdirect Inc., Los Angeles
     James B. Carroll, 323/634-4022
     jim.carroll@artistdirect.com